Exhibit 10.1

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

TECHNOLOGY METALS MARKET LIMITED

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by Ideanomics, Inc. (the “Investor”) of £1,500,000 (the “Purchase Amount”) on or about January 28, 2021, Technology Metals Market Limited, Company Registration number 12181988, a private limited company incorporated in England and Wales (the “Company”), issues to the Investor the right to certain of the Company’s Capital Shares, subject to the terms described below.

1.	Events

(a) Equity Financing. If there is an Equity Financing (of above one million pounds (£1,000,000) during the twelve months immediately following execution of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of Ordinary Shares equal to the Purchase Amount divided by the lowest price per share of the Ordinary Shares paid during such Equity Financing. In connection with the automatic conversion of this Safe into shares of Ordinary Shares, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents (i) are the same documents to be entered into with the purchasers of Ordinary Shares, with appropriate variations for the Safe Ordinary Shares if applicable, and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Investor.

(b) Valuation in absence of Equity Financing. If no Equity Financing has taken place during the twelve-month period immediately following execution of this Safe (and the parties have not mutually agreed in writing to an extension of this Safe), the parties shall in good faith attempt for one month to agree a Fair Value per Ordinary Share represented by this Safe, following which this Safe shall convert into the number of Ordinary Shares equal to the Purchase Amount divided by such Fair Value.

If the parties are unable to establish a Fair Value per Ordinary Share within such one-month period, they shall jointly appoint and remunerate an Expert Valuer who shall deliver to both the Company and Investor simultaneously a written determination of Fair Value per Ordinary Share within 20 Business Days of their appointment. Following receipt by both parties of such written determination, this Safe shall convert into Ordinary Shares equal to the Purchase Amount divided by such Fair Value as determined by the Expert Valuer.

The Expert Valuer shall act as experts and not as arbitrators and their determination shall be final and binding on the parties (in the absence of fraud or manifest error). The Company will give the Expert Valuer access to all accounting records or other relevant documents of the Company subject to the Expert Valuer agreeing to such confidentiality provisions as the Company may reasonably impose.

Following any such valuation process and conversion, both the Company and the Investor shall work expeditiously to issue Capital Shares to the Investor.

(c) Liquidity Event. If there is a Liquidity Event before the termination of this Safe, this Safe will automatically be entitled (subject to the liquidation priority set forth in Section 1(e) below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the Purchase Amount (the “Cash-Out Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

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Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a share reorganization for HM Revenue & Customs purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(e).

(d) Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(e) below) to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(e) Liquidation Priority. In a Liquidity Event or Dissolution Event, this Safe is intended to operate like Ordinary Shares. The Investor’s right to receive its Cash-Out Amount is:

(i)       Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment; and

(ii)      On par with payments for other Safes and/or Ordinary Shares and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Ordinary Shares, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Ordinary Shareholders in proportion to the full payments that would otherwise be due;

The Investor’s right to receive its Conversion Amount is (A) on par with payments for Ordinary Shares and other Safes, who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Ordinary Shares basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(f) Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Capital Shares to the Investor pursuant to the automatic conversion of this Safe under Section 1(a), or the conversion of this Safe following valuation under Section 1(b); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(c) or Section 1(d).

2.	Definitions

“Capital Shares” means the shares in the capital of the Company, including, without limitation, the “Ordinary Shares” and any other class of share issued from time to time during the life of the Safe.

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” secures control directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Group Companies.

“Company Capitalization” is calculated as of immediately prior to the Equity Financing and (without double-counting, in each case calculated on an as-converted to Ordinary Shares basis):

•	Includes all shares of Capital Shares issued and outstanding;

•	Includes all Converting Securities;

•	Includes all (i) issued and outstanding Options and (ii) Promised Options; and

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•	Includes the Unissued Option Pool, except that any increase to the Unissued Option Pool in connection with the Equity Financing shall only be included to the extent that the number of Promised Options exceeds the Unissued Option Pool prior to such increase.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into shares of Capital Shares.

“Direct Listing” means the Company’s initial listing of its Ordinary Shares on a national securities exchange by means of a listing with the Financial Conduct Authority or UK Listing Authority (or successor bodies) on a regulated investment exchange, as approved by the Company’s board of directors. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Ordinary Shares, the amount of such dividend that is paid per share of Ordinary Shares multiplied by the Purchase Amount.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Ordinary Shares at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

“Expert Valuer” means either:

(a)      an independent firm of Chartered Accountants jointly instructed and remunerated by the Investor and the Company; or

(b)      failing agreement between the Investor and the Company, an independent firm of Chartered Accountants nominated by the then President of the Institute of Chartered Accountants in England and Wales on the application of the Company and Investor.

"Fair Value" per Ordinary Share represented by this Safe (each a “Safe Share”) shall be determined either by the parties jointly or by the Expert Valuer on the following assumptions and bases:

(a)      valuing the Safe Shares as if on an arm's-length sale between a willing seller and a willing buyer;

(b)      if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

(c)      that the Safe Shares are capable of being transferred without restriction;

(d)      valuing the Safe Shares as a ratable proportion of the total value of all the issued Capital Shares without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent but taking account of the rights attaching to the Safe Shares; and

(e)      reflect any other factors which the Expert Valuer (or parties) reasonably believes should be taken into account.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Ordinary Shares in conjunction with the listing of such Ordinary Shares on any securities exchange, which shall be deemed to have occurred upon the consummation of the listing transaction as prescribed under the listing rules of the applicable securities exchange.

“Liquidity Capitalization” is calculated as of immediately prior to the Liquidity Event, and (without double- counting, in each case calculated on an as-converted to Ordinary Shares basis):

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•	Includes all shares of Capital Shares issued and outstanding;
•	Includes all (i) issued and outstanding Options and (ii) to the extent receiving Proceeds, Promised Options;
•	Includes all Converting Securities, other than any Safes and other convertible securities where the holders of such securities are receiving Cash-Out Amounts or similar liquidation preference payments in lieu of Conversion Amounts or similar “as-converted” payments; and
•	Excludes the Unissued Option Pool.

“Liquidity Event” means a Change of Control, a Direct Listing or an Initial Public Offering.

“Options” includes options, restricted share awards or purchases, employee share scheme incentives or awards, warrants or similar securities, vested or unvested.

“Proceeds” means cash and other assets (including without limitation share consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“Promised Options” means promised but ungranted Options that are the greater of those (i) promised pursuant to agreements or understandings made prior to the execution of, or in connection with, the term sheet or letter of intent for the Equity Financing or Liquidity Event, as applicable (or the initial closing of the Equity Financing or consummation of the Liquidity Event, if there is no term sheet or letter of intent), (ii) in the case of an Equity Financing, treated as outstanding Options in the calculation of the Ordinary Shares’ price per share, or (iii) in the case of a Liquidity Event, treated as outstanding Options in the calculation of the distribution of the Proceeds.

“Safe” means an instrument containing a future right to shares of Capital Shares, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Unissued Option Pool” means all shares of Capital Shares that are reserved, available for future grant and not subject to any outstanding Options or Promised Options (but in the case of a Liquidity Event, only to the extent Proceeds are payable on such Promised Options) under any equity incentive or similar Company plan.

3.	Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of England, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to section 3(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its articles of incorporation, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Shares issuable pursuant to Section 1.

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(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4.	Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act and hereby self-certifies as a “sophisticated investor” under the Financial Services and Markets Act 2000 (“FSMA”) (Financial Promotion) Order 2005 and acknowledges and agrees that if not an accredited or sophisticated investor at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount. The Investor has been advised that this Safe and the underlying securities is not accompanied by a prospectus that is registered with the FCA and, therefore, cannot be resold unless such subsequent offer is made in compliance with FSMA. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5.	Miscellaneous

(a) Any provision of this Safe may be amended, waived or modified by written consent of the Company and the Investor.

(b) Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in certified or registered post with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Capital Shares for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company shareholder or rights to vote for the election of directors or on any matter submitted to Company shareholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend on outstanding shares of Ordinary Shares (that is not payable in shares of Ordinary Shares) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d) Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor; and provided, further, that the Company may assign this Safe in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

(e) In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

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(f) All rights and obligations hereunder will be governed by the laws of England, without regard to the conflicts of law provisions of such jurisdiction. All disputes, differences or claims arising out of or in connection with this Safe including, any question regarding its existence, validity, construction, performance, termination or alleged violation shall be referred to and finally exclusively resolved by the courts of England and Wales.

(Signature page follows)

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IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

Technology Metals Market Limited

By:
Petur Georgesson
CEO
Address:

Email:

INVESTOR:

Ideanomics, Inc.

By:

Name:	Alfred Poor, CEO

Address:	1441 Broadway, Suite 5116,
New York, NY 10018

Email: